Exhibit 99.1

AMERICAN SPECTRUM REALTY, INC.

William J. Carden

Chairman, President & CEO

(949) 753-7111

FOR IMMEDIATE RELEASE

American Spectrum Realty, Inc. Announces Board Approval of a Reverse Stock Split

HOUSTON, Texas—(BUSINESS WIRE)—December 18, 2003, 2003—American Spectrum Realty, Inc. (AMEX: AQQ), a diversified real estate investment and management company, announced today that its board of directors declared a one-for-four reverse stock split of its outstanding shares of common stock.  The reverse stock split is subject to approval by the Company’s stockholders at a special meeting, which is expected to be held in the first quarter of 2004.  It is anticipated that the reverse stock will be effective by the end of the first quarter of 2004.  On a pre-split basis, American Spectrum currently has 6,274,729 common shares outstanding.

William J. Carden, President of American Spectrum, stated, “We are hopeful that the reverse stock split will result in an increased stock price and will encourage interest and broaden the market for our common stock.”

American Spectrum Realty, Inc. is a diversified real estate investment and management company that currently owns 25 office, industrial, apartment and retail properties aggregating over 2.4 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty’s business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate.  Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.